Exhibit 10.9

GROUND LEASE

THIS GROUND LEASE (“Lease”) made and entered into this 27 day of April, 2021 (the “Effective Date”), by and between DANVILLE-PITTSYLVANIA REGIONAL INDUSTRIAL FACILITY AUTHORITY, a political subdivision of the Commonwealth of Virginia, hereinafter referred to as “Landlord” and VA DANVILLE GREENLIGHT, LLC, a South Carolina limited liability company, hereinafter referred to as “Tenant”.

WITNESSETH

WHEREAS, Landlord owns certain lots, pieces or parcels of land, together with all rights easements and appurtenances pertaining thereto, situate in Pittsylvania County, Virginia, more commonly known as New Lot 3C and New Lot 3D in Seller’s Cane Creek Centre Industrial Park, to contain approximately 23.156 acres and 18.860 acres (hereinafter “Leased Premises”) and further described and as depicted on the site plan attached hereto as Exhibit A and specifically incorporated herein by reference.

WHEREAS, Tenant intends to enter into a lease (“Sublease”) with AeroFarms Danville, LLC, a Virginia limited liability company (“Subtenant”) for Lot 3C, and in conjunction therewith develop certain improvements on a portion of the Leased Premises.

WHEREAS, Tenant desires to secure a short term leasehold interest in the Leased Premises for the purposes of commencing construction of its intended improvements pursuant to the terms of the Sublease, as more particularly described herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter mentioned to be kept and performed by Tenant, Landlord does hereby sublet, lease and demise the Leased Premises unto Tenant, for the period of time and upon the terms and conditions hereinafter set out.

1.                  Term

The term of the Lease shall commence on the Effective Date and terminate at 11:59 PM on August 31, 2021.

2.                  Delivery of Possession

Landlord shall put Tenant into exclusive physical possession of the Leased Premises upon the Effective Date, “AS IS”, “WHERE IS”, and “WITH ALL FAULTS”.

3.                  Rent; Reimbursement

Upon the execution of this Lease, Tenant agrees to remit to Landlord, as nonrefundable base rent, the sum of $20,500.00 for the term.

4.                  Use

Tenant shall have the right to use the Leased Premises for any lawful purpose, and no use shall be made thereof which shall be unlawful, improper or contrary to any law of the Commonwealth of Virginia, or any easement, covenant, or restriction of record affecting the Leased Premises.

5.                  Taxes

Tenant hereby binds itself to pay all taxes related to Tenant’s use of the Leased Premises which may be levied and assessed by any governmental authority upon the surface of the Leased Premises or any improvements placed by Tenant thereon, throughout the term of this Lease and shall provide evidence of same to Landlord. In the event that such taxes are not charged on any portion of the Leased Premises or any of the improvements at one hundred percent (100%) because of Landlord’s status as a political subdivision or otherwise, Tenant shall pay to Landlord, as additional rent, a sum equal to all real estate taxes which would have come due, had Tenant, instead of Landlord, owned the Leased Premises and any building or improvements thereon, less the amount of real estate taxes charged and payable by Tenant. Moreover, in the event such taxes (or additional rent as the case may be) cover periods outside of the term of this Lease, such taxes (or additional rent as the case may be) shall be adjusted pro rata.

6.                  Triple Net Lease

It is the intent of the parties hereto that this Lease be a triple net Lease with Tenant being responsible for all taxes, utilities, insurance and maintenance on or relating to the Leased Premises including any real property taxes or assessments.

7.                  Indemnification

Tenant binds itself to indemnify and save harmless Landlord from any loss arising out of any claim of any third party for injury or damage suffered or sustained upon the Leased Premises as a result of the use or occupancy of the Leased Premises by Tenant or Subtenant, its contractors, employees, agents, customers, licensees and invitees during the term of this Lease.

8.                  Insurance

Tenant agrees that at all times during the term of this Lease, it or its sub-Tenants will maintain a policy or policies of general commercial liability insurance on the Leased Premises in a minimum amount of $3,000,000.00 naming Landlord as an additional insured and shall provide evidence of same to Landlord. Tenant shall also insure, or cause to be insured, any improvements built on the Leased Premises, which policy shall also include the Landlord as a loss payee. Tenant shall also provide Landlord with evidence of payment of all such insurance premiums upon request.

9.            Rights to Site Work and Improvements

Tenant shall conduct certain site work and other improvements (collectively, the “Improvements”) on the Leased Premises as set forth on Schedule 9, attached hereto and incorporated herein by this reference. Title and ownership to the Improvements shall be vested in Tenant (including any subsequent or further improvements, modifications and additions to same). Landlord shall have no right to encumber all or any portion of the Improvements from time to time located on the Leased Premises. It is understood and agreed that any and all permanent improvements to the real estate are to become the property of Landlord upon termination of this Lease, unless Tenant purchases the Leased Premises as set forth in Section 26 below. Notwithstanding the immediately preceding sentence, Landlord covenants and agrees that during the continuance of this Lease, Landlord shall not, without Tenant’s express written consent, make any alterations or additions to the Leased Premises, or the improvements constructed thereon. Tenant shall not permit any mechanics’ or other liens to stand against the Leased Premises for work or material furnished to Tenant. After possession of the Leased Premises from Landlord is delivered to Tenant, Tenant is authorized to demolish all existing buildings, structures and improvements now located on the Leased Premises, to remove, raze and destroy such trees, plants, shrubs and top soil as Tenant deems necessary or appropriate, and to excavate and remove earth from the Leased Premises in such quantities necessary or appropriate to complete the construction of the Improvements.

Landlord and Tenant acknowledge that funds relating to the performance of the Improvements are being held by Stewart Title Guaranty Company (“Escrow Agent”) pursuant to the terms of that certain Construction Escrow and Disbursement Agreement entered into by and among Escrow Agent, Tenant, and Subtenant (“Escrow Agreement”). Prior to the execution of this Lease, Tenant shall obtain the consent of Landlord to the terms and conditions of the Escrow Agreement, which consent shall not be unreasonably withheld, delayed or conditioned; for avoidance of doubt, Landlord’s execution and delivery of this Ground Lease shall constitute confirmation of its consent to the terms and conditions of the Escrow Agreement. Tenant shall cause Escrow Agent to provide information to Landlord regarding the Escrow Agreement and the status of the funds held thereunder. There shall be no obligation by Tenant or Subtenant to provide any additional funds or pay any additional costs outside of the funds held for the Improvements by Escrow Agent under the Escrow Agreement. This provision shall survive expiration of the Lease.

10.          [LEFT INTENTIONALLY BLANK.]

11.          Condemnation

A.                In the event the entire Leased Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of such taking, and Tenant shall thereupon be released from any liability thereafter accruing hereunder. Tenant shall be entitled to participation in the condemnation proceeds in accordance with Paragraph C of this section.

B.                 In the event of a partial taking of the Leased Premises, other than referred to in Paragraph A above, which renders the Leased Premises unsuitable for Tenant’s continued use thereof, then and in that event, Tenant shall have the right to terminate this Lease by giving to Landlord at least thirty (30) days notice after the nature and extent of the taking has been finally determined. Or, if such partial taking does not render the Leased Premises unsuitable for its purposes, Tenant may elect to continue the Lease. In the event of such partial taking, Tenant shall be entitled to participate in the condemnation proceeds in accordance with Paragraph C of this section.

C.                In the event of the condemnation of this Lease by reason of total or partial taking of the Leased Premises by eminent domain, then in any such condemnation proceedings, Landlord and Tenant shall be free to make claim against the condemning or taking authority for the amount of any damage done to them, respectively, as a result thereof

12.              Forfeiture

If Tenant shall be in default in the performance of any of the covenants, terms and provisions of this Lease and the Tenant shall fail to remedy such default, or is not taking reasonable and appropriate steps to remedy such, within thirty (30) days after written notice thereof from Landlord, Landlord may, at its option, elect to cancel this Lease and retake possession of the Leased Premises.

13.              Attorney Fees and Expenses

In the event either party shall be required to engage legal counsel for the enforcement of any of the terms of this Lease, whether such employment shall require institution of suit or other legal services required to secure compliance on the part of the defaulting party, the defaulting party shall be responsible for and shall promptly pay to the non-defaulting party all reasonable attorney fees and expenses incurred as a result of such default. In consideration for the mutual termination of the Existing Agreement (as hereafter defined) and the execution of this Lease, Tenant shall pay for the reasonable attorneys’ fees of Landlord in negotiating and drafting this Lease.

14.              Rental Payments

The rent to be paid pursuant to this Lease shall be paid as may be designated in writing by Landlord from time to time. Landlord may designate in writing an agent for all purposes connected with this Lease for and on behalf of such Landlord.

15.              Notices

Notices required to be given hereunder shall be given in writing by certified mail or private courier service (e.g., Federal Express, UPS, DHL Express, etc.) which provides evidence of receipt as part of its service.

Such notices when given to Tenant shall be addressed to:

VA Danville Greenlight, LLC

Attention: Maude B. Davis

201 Riverplace, Suite 400

Greenville, SC 29601

Telephone:	(864) 263-5422
Facsimile:	(864) 232-0160
Email:	mdavis@realtylinkdev.com

With copy to:	Oliver Perdomo
Email:	operdomo@realtylinkdev.com

With copy to:	Graybill, Lansche & Vinzani, LLC
Attention:	Brett Budlong

225 Seven Farms Drive, Suite 207

Charleston, SC 29492

Telephone:	(843) 628-3737
Facsimile:	(803) 404-5701
Email:	bbudlong@glvlawfirm.com

Such notices when given to Landlord shall be addressed to:

Danville-Pittsylvania Regional Industrial

Facility Authority

Attn: Susan M. DeMasi, Authority, Secretary

427 Patton Street

Danville, VA 24541

Telephone:	(434) 797-8928
Email:	demassm@danvilleva.gov

With a copy to:	Christian & Barton, LLP
Attn:	Michael C. Guanzon

909 East Main Street, Suite 1200

Richmond, VA 23219

Telephone:	(804) 697-4133
Email:	mguanzon@cblaw.com

Either party may by written notice to the other party change the address to which notices directed to such party shall be sent. A notice given under this Lease shall be deemed given on the date of deposit to the U.S. Postal Service or a courier service properly addressed with all charges prepaid, as appropriate. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not invalidate the effectiveness of any notice, demand, request, or other communication. Copies hereunder are provided as a matter of courtesy and shall not constitute notice themselves.

Landlord agrees to give any Leasehold mortgagee of Tenant a copy of any default notice served on Tenant provided that Landlord has received prior written notice from said mortgagee of its identity and address. Such copy shall be sent in the manner set forth for notices in this Section.

16.          Warranties of Title, Quiet Possession and Adverse Title Opinion

Landlord covenants that:

A.            Except as noted above:

1.                  The Landlord is lawfully seized of the Leased Premises;

2.                  The Landlord has the full right and power to enter into this Lease with respect to the Leased Premises.

B.         The Tenant, upon payment of the rent herein reserved and upon the performance of all the terms of this Lease, shall at all times during the Lease term, peaceably and quietly enjoy the Leased Premises without any disturbance from the Landlord or any other person claiming through Landlord.

17.              Heirs, Successors and Assigns

The terms and conditions contained herein shall apply to and bind the heirs, personal representatives, successors, and assigns of the parties hereto.

18.              Waiver

Failure of either party to insist upon strict performance by the other of any term, condition or covenant to be performed pursuant to the terms of this Lease, or the exercise any option, right, power or remedy of either party contained in this Lease, shall not be deemed or construed as a waiver of such performance or relinquishment of such right now or subsequent hereto.

19.              Headings

The headings to the various sections of this Lease have been inserted for purposes of reference only and shall not limit or define the express terms and provisions of this Lease.

20.              Applicable Law

This Lease shall be construed under and enforced in accordance with the laws of the Commonwealth of Virginia. The parties hereby submit to the exclusive jurisdiction of the state court located in Pittsylvania County, Virginia, or the U.S. District Court for the Western District of Virginia (Danville Division), in any action or proceeding arising out of, or related to this Lease, and the parties hereby agree that all claims in respect of any action or proceeding shall be heard or determined only in either of these courts. The parties agree that a final judgment in any action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the judgment, or in any other manner provided by applicable law related to the enforcement of judgments. If any ambiguity or question of intent or interpretation arises, this Lease shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Lease.

21.              Amendment or Modification

Tenant acknowledges and agrees that Landlord has not relied upon any statements, representations, agreements or warranties, except as expressed herein, that this Lease contains the entire agreement of the parties as to the subject matter hereof, and no amendment or modification of this Lease shall be valid or binding unless expressed in writing, and executed by the parties hereto in writing, in the same manner as the execution of this Lease.

22.              Estoppel Certificate

Landlord and Tenant agree to execute and deliver to the other within thirty (30) days after receipt of such request, an estoppel certificate in form and substance acceptable to the party issuing such certificate, which certificate may include information as to any modification of this Lease, dates of commencement of term and the termination date of this Lease, and to the best of Landlord’s or Tenant’s knowledge, whether or not Landlord or Tenant is in default of this Lease.

23.              Memorandum of Lease

The parties shall be execute and acknowledge a memorandum of this Lease in form and content reasonably satisfactory to their respective counsel complying with the statutory requirements for recordation thereof. The memorandum shall be recorded at the time possession of the Leased Premises is delivered to Tenant and at the sole expense of Tenant.

24.              Consent and Non-Disturbance

Contemporaneously with the execution and delivery of this Lease, Landlord agrees to execute an instrument entitled “Master Landlord Consent, Recognition and Non-Disturbance Agreement,” substantially in the form attached hereto as Schedule 24 (the “CNDA”), with Subtenant subleasing a portion of the Leased Premises. In the event of a conflict between the terms of this Lease and any executed CNDA, the terms of this Lease shall control (provided however that as set forth in the CNDA, Subtenant shall have the rights provided in Section 3 and Section 6 of the CNDA).

25.              Release of Existing Claims.

Concurrent with the execution of this Lease, Landlord and Tenant have terminated that certain Contract of Sale dated November 21, 2019 (as amended, the “Existing Agreement”) relating to the Leased Premises, and Tenant shall cause all deposits held under the Existing Agreement to be paid to Landlord as base rent described in Section 3 above. In conjunction therewith, Landlord and Tenant hereby acknowledge and agree to mutually release any and all claims that have arisen, or may arise, against one another relating to the Existing Agreement.

26.              Option to Purchase.

Landlord hereby grants to Tenant the right to purchase the entirety of the Leased Premises (“Option”) for a price of ONE HUNDRED FOURTEEN THOUSAND FIVE HUNDRED and 00/100 DOLLARS ($114,500.00) (the “Purchase Price”), so long as Tenant is not then in default of this Lease, and subject to proration and adjustments as set forth herein, payable by Tenant to Landlord at the closing of the purchase and sale of the Leased Premises (the “Closing”). The Purchase Price shall be payable by immediately available funds at Closing. Commencing on the Effective Date and expiring on the last day of the Lease term, Tenant must submit its notice of its exercise of the Option no less than ten (10) days prior to any proposed closing on the Leased Premises, and the terms governing such transaction and all closing documents related thereto shall be consistent with the terms attached hereto as Schedule 26, incorporated herein by this reference. Either party may record a memorandum reflecting the Option in the real estate records, at such recording party’s sole cost and expense. The sale of the Leased Premises shall include the sale of any tangible personal property of Landlord located on the Property, which shall be conveyed at Closing (as hereafter defined), “AS IS”, “WHERE IS”, and “WITH ALL FAULTS”. Landlord shall confirm to Tenant (and Subtenant) upon request by Tenant (or Subtenant) as to whether any default under this Lease, including without limitation, any Monetary Default, exists and, if so, the particulars thereof; such confirmation shall be provided promptly and, in any event, not later than five (5) business days following the request therefore.

Tenant may assign this Option to Subtenant or an Affiliate (as hereafter defined) of Subtenant, provided however, if Tenant is in Monetary Default (as hereafter defined) of this Lease, Subtenant or Subtenant’s Affiliate shall be required to cure any such Monetary Default (as hereafter defined) as a condition precedent for the exercise of the Option, and Subtenant or Subtenant’s Affiliate shall have the right to cure any such Monetary Defaults of Tenant in exercising the Option. For avoidance of doubt, except in connection with Subtenant’s exercise of the Option (which Subtenant may, but is not obligated to do), Subtenant shall have no obligation to make any such cure hereunder, including cure of any Monetary Default). For the purposes herein, an “Affiliate” shall mean any firm or entity which is owned, directly or indirectly, by Subtenant or is owned or controlled by any entity which owns or controls Subtenant, directly or indirectly, or controls or is under common control, directly or indirectly, with Subtenant. For the purposes herein, an entity shall be deemed to own or control another entity if it (i) owns more than fifty percent (50%) of the beneficial interest therein, or (ii) can direct one or more actions by the entity or (iii) is required to consent to one or more actions by such entity. For the purposes herein, a “Monetary Default” shall mean any failure to pay, deposit or deliver, when and as this Lease requires, any amount of money required to be provided by Tenant under this Lease, whether to Landlord or a third party.

In the event the Option is not exercised, then, Tenant agrees that it shall perform (or cause to be performed) certain remedial work on the Leased Premises with respect to the construction activities, including but not limited to permanent straw and seeding in accordance with the Virginia Erosion and Sediment Control Handbook published by the Virginia Department of Environmental Quality, as such remedial work and timeline shall be agreed upon by Landlord and Tenant (the “Remediation Work”). The foregoing shall not impose the requirement of obtaining a certificate of occupancy or any paving on the site. Landlord and Tenant acknowledge that funds relating to the performance of the Remediation Work are being held by Escrow Agent for that purpose as the Remediation Deposit pursuant to the Escrow Agreement. Landlord and Tenant shall work together in good faith with respect to timely completion of the Remediation Work and coordination under the Escrow Agreement, provided Landlord acknowledges and agrees that to the extent Landlord requires the Remediation Work, there shall be no obligation by Tenant or Subtenant to provide any additional funds or pay any additional costs outside of, or in addition to, the Remediation Deposit held for such Remediation Work by Escrow Agent under the Escrow Agreement, This provision shall survive expiration of the Lease.

27.              Time Periods.

In the event that any period or term of time as described in this Lease, including but not limited to any cure period or notice period, ends on a holiday recognized by the Commonwealth of Virginia where nonessential state offices are closed or on a Saturday or Sunday, then such period or term shall be extended to the next regular business day following such holiday or weekend day.

28.              Counterparts.

This Lease may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument. A facsimile or scanned copy (*.pdf) signature to this Lease shall have the same effect as an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Ground Lease to be executed as of the date first written above.

TENANT:

VA DANVILLE GREENLIGHT, LLC,
a South Carolina limited liability company

By:	/s/ Philip J. Wilson

Name:	Philip J. Wilson

Its:	Manager

Date:	04/22/2021

LANDLORD:

DANVILLE-PITTSYLVANIA REGIONAL INDUSTRIAL FACILITY AUTHORITY,
a political subdivision of the Commonwealth of Virginia

By:	/s/ Sherman M. Saunders

Name:	Sherman M. Saunders

Its:	Chairman

Date:	04/22/2021